Exhibit 4.6

DESCRIPTION OF OUR SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

As of November 12, 2020, Griffon Corporation (“we,” “our,” “us,” or the “Issuer”) had the following two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) our common stock, par value $0.25 per share (the “common stock”) and (ii) our 5.75% Notes due 2028 (the “notes”).
DESCRIPTION OF COMMON STOCK
We have authority to issue 85,000,000 shares of common stock, par value $0.25 per share. As of October 31, 2020, we had approximately 56,124,504 shares of common stock issued and outstanding and 4,852,762 shares of common stock reserved for issuance in connection with stock compensation plans. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
The following description is only a summary of the material provisions of our restated certificate of incorporation and restated bylaws, does not purport to be complete and is qualified in its entirety by reference to the provisions of such documents. A copy our restated certificate of incorporation and restated bylaws have been filed with the SEC as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, respectively, and are incorporated by reference into this exhibit.
General
Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are generally entitled to vote. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. Directors are elected by a plurality of the votes cast at any election and there is no cumulative voting of shares.
Holders of shares of our common stock have no preemptive rights. Although we currently have no preferred stock outstanding, our certificate of incorporation permits us to issue preferred stock with the approval of our board of directors, with such rights, terms and preferences as may be approved by our board. Subject to the applicable laws and the rights of the holders of shares of preferred stock that may be outstanding at any time, holders of shares of common stock are entitled to such dividends as may be declared by our board of directors. The common stock is not entitled to any sinking fund, redemption or conversion provisions. Upon our dissolution, liquidation or winding up, the holders of shares of our common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of any preferred stock that may be outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.
Anti-Takeover Considerations
Our restated certificate of incorporation and amended and restated by-laws contain a number of provisions that may have the effect of making it more difficult for a third party to acquire us, or that may discourage a third party from acquiring us.

Exhibit 4.6

Classified Board of Directors
Our restated certificate of incorporation and amended and restated by-laws provide that our board of directors shall consist of between twelve and fourteen directors, divided into three classes as nearly equal in size as possible, with staggered three year terms, and provide that:

•	directors may be removed only for cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote; and

•	any vacancy on our board of directors may only be filled by vote of a majority of the directors then in office.
Stockholder Action, Special Meeting of Stockholders
Our restated certificate of incorporation eliminates the ability of our stockholders to act by written consent. Our restated certificate of incorporation and amended and restated by-laws further provide that special meetings of our stockholders may be called only at the written request of stockholders owning at least 66 2/3% of the entire voting power of our capital stock.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Business Combinations and Limitations in our Certificate of Incorporation
Our restated certificate of incorporation provides that in the event that it is proposed that we enter into a merger or consolidation with any other corporation and such other corporation or its affiliates singly or in the aggregate own or control, directly or indirectly, 5% or more of the outstanding voting power of our capital stock, or that we sell substantially all of our assets or business to such other corporation, the affirmative vote of the holders of 50% or more of the total voting power of all outstanding shares of our capital stock shall be required for the approval of any such proposal. However, such requirements shall not apply to any such merger, consolidation or sale of assets or business that was approved by resolutions of our board of directors prior to the acquisition of the ownership or control of 5% of our outstanding shares of capital stock by such other corporation or its affiliates, nor shall it apply to any such merger, consolidation or sale of assets or business between us and another corporation, 50% or more of the total voting power of which is owned by us. An “affiliate” is any person (including a corporation, partnership, trust, estate or individual) who directly, or indirectly through one or more

Exhibit 4.6

intermediaries, controls, or is controlled by, or is under common control with, the person specified; “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
Amendments; Supermajority Vote Requirements
Our restated certificate of incorporation requires the affirmative vote of 66 2/3% of our voting stock to amend certain provisions of our certificate of incorporation, including those provisions relating to the amendment of the business combination provisions, classified board of directors, action by written consent and the ability of stockholders to call special meetings.
Delaware Anti-Takeover Law
Section 203 of the Delaware General Corporation Law prohibits certain “business combination” transactions between a Delaware corporation and any “interested stockholder” owning 15% or more of the corporation’s outstanding voting stock for a period of three years after the date on which the stockholder became an interested stockholder, unless:

•	the board of directors approves, prior to the date, either the proposed business combination or the proposed acquisition of stock that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owned at least 85% of those shares of the voting stock of the corporation that are not held by the directors, officers or certain employee stock plans; or

•
on or subsequent to the date on which the stockholder became an interested stockholder, the business combination with the interested stockholder is approved by the board of directors and also approved at a stockholder’s meeting by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the corporation’s voting stock other than shares held by the interested stockholder.

Under Delaware law, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.
Although a corporation may elect not to be governed by Section 203, we have made no such election.
DESCRIPTION OF NOTES
As of November 12, 2020, we had $1,000,000,000 aggregate principal amount of our 5.75% Notes due 2028 outstanding. Our notes were issued pursuant to the terms of an indenture, dated as of February 19, 2020, among us, the Guarantors named on the signature pages thereto and Wells Fargo Bank, National Association, as Trustee (the “Indenture”).
The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. A copy of the Indenture has been filed with the SEC as Exhibit 4.1 to our Current Report on Form 8-K dated February 19, 2020 and is incorporated by reference into this exhibit.

Exhibit 4.6

The Notes are:

•	unsecured senior obligations of the Issuer;

•
equal in right of payment to all existing and future unsecured Indebtedness and other obligations of the Issuer and the Guarantors that are not, by their terms, expressly subordinated in right of payment to the notes;

•
effectively subordinated to all secured existing and future Indebtedness and other obligations of the Issuer and the Guarantors (including the obligations, if any, of the Issuer and the Guarantors under the Senior Credit Facility) to the extent of the value of the collateral securing such Indebtedness and other obligations;

•	structurally subordinated to all indebtedness of the Issuer’s non-Guarantor subsidiaries; and

•	senior in right of payment to any existing and future Subordinated Indebtedness of the Issuer and the Guarantors.
Guarantees
The Guarantors, as primary obligors and not merely as sureties, jointly and severally fully and unconditionally guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the notes, whether for payment of principal of, premium, if any, or interest or Additional Interest in respect of the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.
Our Restricted Subsidiaries, AMES, ATT Southern LLC, Clopay Ames Holding Corp., Clopay, ClosetMaid, CornellCookson, Cornell Real Estate Holdings, LLC and Telephonics, have initially Guaranteed the notes. Following the issue date of the old notes, Restricted Subsidiaries of the Issuer are required to become Guarantors to the extent required by the covenant described under “Certain Covenants—Subsidiary Guarantees.”
Each of the Guarantees of the notes is a general unsecured obligation of each Guarantor and ranks equally in right of payment with all existing and future unsecured Indebtedness and other obligations of each such entity that are not, by their terms, expressly subordinated in right of payment to the notes, is effectively subordinated to all secured Indebtedness and other obligations of each such entity to the extent of the value of the collateral securing such Indebtedness and other obligations, and is senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The notes are structurally subordinated to the Indebtedness and other obligations of Subsidiaries of the Issuer that do not Guarantee the notes.
Not all of the Issuer’s Subsidiaries currently or will in the future Guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer.
The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Exhibit 4.6

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.
If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero.
A Guarantee by a Guarantor provides by its terms that it shall be automatically and unconditionally released and discharged upon:
(1) (a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary, or (ii) all or substantially all the assets of such Guarantor, provided that such sale, exchange or transfer of Capital Stock or assets is made in compliance with the applicable provisions of the Indenture;

(b) if applicable, (i) the release or discharge of the Indebtedness that pursuant to the third paragraph of the covenant described under “Certain Covenants—Subsidiary Guarantees” resulted in the creation of such Guarantee and (ii) in the case of a Guarantor that is a Minority Business Subsidiary, the consummation of a Minority Business Offering of Equity Interests of such Guarantor if at the time of the consummation of such Minority Business Offering, both (x) the Minority Business Disposition Condition has been satisfied and (y) such Guarantor shall have been released from all of its obligations in respect of all Indebtedness of the Issuer and each other Restricted Subsidiary of the Issuer (other than any such Restricted Subsidiary that is also a Subsidiary of such Minority Business Subsidiary);
(c) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or
(d) the Issuer exercising its legal defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and
(2) the Issuer delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.
Ranking
The payment of the principal of, premium, if any, and interest on the notes and the payment of any Guarantee ranks equal in right of payment to all existing and future Indebtedness and other obligations of the Issuer or the relevant Guarantor, as the case may be, that are not, by their terms, expressly subordinated in right of payment to the notes or the Guarantee of such Guarantor.
The notes are effectively subordinated to all of the Issuer’s and the Guarantors’ existing and future Secured Indebtedness and other secured obligations (including the obligations, if any, of the Issuer and such Guarantor under the Senior Credit Facility) to the extent of the value of the collateral securing such Indebtedness and other secured obligations. As of March 31, 2020, after giving effect to the add-on offering, the Issuer and the Guarantors would have had in the aggregate $1.2 billion of Indebtedness (of which $197.9 million would have been Secured Indebtedness).

Exhibit 4.6

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”
Holding Company Structure
The Issuer is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Issuer is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, including management fees, to service its debt obligations.
Paying Agent and Registrar for the Notes
The Issuer maintains one or more paying agents for the notes. The initial paying agent for the notes is the Trustee.
The Issuer also maintains a registrar with offices. The current registrar for the notes is the Trustee. The registrar maintains a register reflecting ownership of the notes outstanding from time to time and makes payments on and facilitate transfer of notes on behalf of the Issuer.
The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.
Transfer and Exchange
A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuer will not be required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed. The registered Holder of a note will be treated as the owner of the notes for all purposes.
Principal, Maturity and Interest
Subject to compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional notes from time to time after the offering of the old notes under the Indenture (“Additional Notes”). All notes and any other Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued. The notes were issued in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.
Interest on the notes accrue at the rate of 5.75% per annum and are payable semiannually in arrears on each March 1 and September 1, commencing on September 1, 2020, to the Holders of record on the immediately preceding February 15 and August 15. Interest on the notes accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Exhibit 4.6

Principal of, premium, if any, and interest on the notes is payable at the office or agency of the Issuer maintained for such purpose, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that if any Holder has given wire transfer instructions to the Issuer or the paying agent or registrar at least 15 days prior to the payment date, all payments of principal, premium, if any, and interest with respect to the notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York is the office of the Trustee maintained for such purpose.
Additional Interest
Additional Interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase notes as described under the caption “Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase notes in the open market or otherwise.
Optional Redemption
At any time prior to March 1, 2023, the Issuer may redeem all or a part of the notes, upon prior notice at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date.
On and after March 1, 2023, the Issuer may redeem the notes, in whole or in part, upon prior notice at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, thereon to the applicable Redemption Date, subject to the right of Holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on March 1 of each of the years indicated below:

Year	Percentage
2023	102.875%
2024	101.917%
2025	100.958%
2026 and thereafter	100.000%

Exhibit 4.6

In addition, until March 1, 2023, the Issuer may, at its option, on one or more occasions, redeem up to 40% of the aggregate principal amount of notes at a redemption price equal to 105.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 60% of the sum of the original aggregate principal amount of notes issued under the Indenture and the original principal amount of any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.
Any redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, which shall be set forth in the related notice of redemption, including, but not limited to, completion of an Equity Offering, other offering or other transaction or event. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. The Issuer will provide prompt written notice to the Trustee prior to the close of business two Business Days prior to the redemption date rescinding such redemption and notice of redemption shall be rescinded and of no force or effect. Upon receipt of such notice from the Issuer rescinding such redemption, the Trustee will promptly send a copy of such notice to the holders of such series of notes to be redeemed in the same manner in which the notice of redemption was given.
Selection and Notice
If the Issuer is redeeming less than all of the notes issued by it at any time, the Trustee will select the notes to be redeemed (a) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed, (b) on a pro rata basis to the extent practicable (or, in the case of notes in global form, the Trustee will select notes for redemption based on DTC’s method that most nearly approximates a pro rata selection or by such other method that the Trustee shall deem fair and appropriate) or
(c) by lot or such other similar method in accordance with the procedures of DTC or through book-entry transfer.
Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 days but not more than 60 days before the purchase or redemption date to each Holder of notes at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.
The Issuer will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption. Redemption amounts shall only be paid upon presentation and surrender of any such notes to be redeemed. Payment of the redemption price and performance of the Issuer’s obligations in connection with any redemption may be performed by another Person.

Exhibit 4.6

Repurchase at the Option of Holders
Change of Control
The Indenture provides that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of notes at the address of such Holder appearing in the security register, with the following information:

1.
that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

2.	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

3.	that any note not properly tendered will remain outstanding and continue to accrue interest;

4.
that unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

5.
that Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

6.
that Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes, provided that the paying agent receives, not later than the close of business on the second Business Day prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase and a statement that such Holder is withdrawing its tendered notes and its election to have such notes purchased;

7.	that if the Issuer is redeeming less than all of the notes, the Holders of the remaining notes will be issued new notes and such new notes will be equal in principal amount to the unpurchased portion of the notes surrendered. The unpurchased portion of the notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

8.	if such notice is mailed prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and

9.	the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes repurchased.

Exhibit 4.6

The Issuer will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the applicable provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.
On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

1.	accept for payment all notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

2.	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered, and

3.
deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officer’s Certificate to the Trustee stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facility currently limits, and future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the Indenture after any required giving of notice and lapse of time as described under “—Events of Default and Remedies.”
The Senior Credit Facility provides that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facility, we could seek a waiver of such default or seek to refinance our Senior Credit Facility. In the event we do not obtain such a waiver or refinance the Senior Credit Facility, such default could result in amounts outstanding thereunder being declared due and payable.
Our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.
The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the initial purchasers of the original notes and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the

Exhibit 4.6

covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.”
Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.
We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above. As noted in the definition of “Change of Control”, so long as at the time of any Minority Business Disposition or any Minority Business Offering, the Minority Business Disposition Condition is met, the Minority Business Assets shall not at any time be deemed to constitute “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries. For the avoidance of doubt, no inference shall be drawn that assets of a Non-Minority Business is deemed to constitute “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries nor shall any inference be drawn that assets of a Minority Business is deemed to constitute “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries.
The provisions under the Indenture relating to the Issuer’s obligations to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.
Asset Sales
The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

Exhibit 4.6

1.
the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

2.
except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of (a) cash or Cash Equivalents, (b) Replacement Assets or (c) any combination of the consideration specified in clauses (a) and (b); provided that the amount of:

(a)
any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing;

(b)
any securities, notes or other obligations received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;

	(c)	any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received since the date of the Indenture pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $100.0 million (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (ii) 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration; and

	(d)	any securities publicly-traded on a national securities exchange; shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose.
Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

Exhibit 4.6

1.	to permanently reduce:

	(a)	Secured Indebtedness under one or more Credit Facilities;

(b)
Obligations under Pari Passu Indebtedness (and to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably (based on the aggregate principal amounts (or accreted value, as applicable)) reduce Obligations under the notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid; or

	(c)	Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary.

2.
to make an Investment in or expenditure (i) for Replacement Assets or (ii) for other capital expenditure used or useful in a Similar Business or (iii) to enter into a binding commitment to make such an investment or expenditure; provided that in the case of a commitment to make such an Investment or expenditure, such Investment or expenditure shall have been made within 365 days of the first anniversary of the receipt of any Net Proceeds from such Asset Sale.

3.	to make an Asset Sale Offer (as defined below); or

4.	any combination of the foregoing.
Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $150.0 million, the Issuer shall make an offer to all Holders and, if required by the terms of any Pari Passu Indebtedness to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the notes and such Pari Passu Indebtedness that is a minimum amount of $2,000 and in an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, as applicable), plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within 30 calendar days after the date that Excess Proceeds exceed $150.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

Exhibit 4.6

To the extent that the aggregate principal amount (or accreted value, as applicable) of notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture, and they will no longer constitute Excess Proceeds. If the aggregate principal amount (or accreted value, as applicable) of notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased on a pro rata basis (or, in the case of notes in global form, the Trustee will select notes for redemption based on DTC’s method that most nearly approximates a pro rata selection or by such other method that the Trustee shall deem fair and appropriate) based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.
The Issuer will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the applicable provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.
The Senior Credit Facility limits, and future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the Indenture after any required giving of notice and lapse of time as described under “Events of Default and Remedies.”
Certain Covenants
Set forth below are summaries of certain covenants contained in the Indenture.
Limitation on Restricted Payments
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

Exhibit 4.6

(a)	dividends, payments or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b)
dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;
(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect thereto, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a)
Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(b)
the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(c)	the giving of an irrevocable notice of redemption with respect to the transactions described in clauses (2) and (3) of the next paragraph; or
(IV) make any Restricted Investment (all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

1.	no Default shall have occurred and be continuing or would occur as a consequence thereof;

2.
immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

3.
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (10) and (13) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

Exhibit 4.6

(a)
50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning January 1, 2011 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)
100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or Disqualified Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the sale of:

(i)
Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; or

(ii)
debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer; provided, however, that this clause (b) shall not include the proceeds from (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, as the case may be, or (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock; plus

(c)
100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or Disqualified Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of

Disqualified Stock and Preferred Stock” or (ii) are contributed by a Restricted Subsidiary); plus

(d)	100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i)
the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries or interests payments made in respect of any repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries, repayments of or interest payments made in respect of any loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries or any dividends or other distributions made or payments made with respect to any Restricted Investment by the Issuer or any Restricted Subsidiary, in each case after the Issue Date; or

Exhibit 4.6

(ii)
the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e)
in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of assets of any Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment.

The foregoing provisions do not prohibit:

1.
the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of the irrevocable redemption notice, as applicable, if at the date of declaration or notice such payment would have complied with the provisions of the Indenture;

2.
the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Issuer or any direct or indirect parent of the Issuer (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or a Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock); provided that the amount of any proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clauses (b) and (c) of the preceding paragraph;

3.
the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Indebtedness of the Issuer or a Guarantor made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)
the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium paid (including reasonable tender premiums) and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b)
such new Indebtedness is subordinated to the notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

Exhibit 4.6

(c)
such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d)
such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

4.
a Restricted Payment to pay for the repurchase, retirement or other acquisition of Equity Interests of the Issuer held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)
the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to members of management, directors or consultants of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph or clause (8) of the definition of “Permitted Investments”; plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments made in any prior calendar year pursuant to clauses (a) and (b) of this clause (4);
5.
the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

6.
repurchases of Equity Interests deemed to occur upon exercise or vesting of stock options, warrants or similar rights if such Equity Interests represent all or a portion of the exercise price of such options or warrants or are surrendered in connection with satisfying any federal or state income tax obligation incurred in connection with such exercise or vesting;

7.
the repurchase, redemption or other acquisition for value of Equity Interests of the Issuer representing fractional shares of such Equity Interests in connection with a stock dividend, split or combination or any merger, consolidation, amalgamation or other combination involving the Issuer;

Exhibit 4.6

8.
the redemption, repurchase, retirement or other acquisition, in each case for nominal value per right, of any rights granted to all holders of Equity Interests of the Issuer pursuant to any stockholders’ rights plan adopted for the purpose of protecting stockholders from unfair takeover tactics, provided that any such redemption, repurchase, retirement or other acquisition of such rights shall not be for the purpose of evading the limitations described under this covenant;

9.
the declaration and payment of dividends to holders of Equity Interests of the Issuer or the acquisition, in open market purchases or otherwise, of Equity Interests of the Issuer in an aggregate amount not to exceed $50.0 million in any fiscal year, provided that up to

$25.0 million of such amount that is not utilized by the Issuer to pay dividends or acquire Equity Interests of the Issuer in any calendar year may be carried forward to the immediately succeeding year;

10.
payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of all or substantially all of the Issuer’s property or assets that complies with the Indenture, provided that as a result of such merger, consolidation or transfer of all or substantially all of the Issuer’s property or assets, the Issuer shall have made a Change of Control Offer or Asset Sale Offer and all notes tendered by Holders in connection therewith shall have been repurchased, redeemed or acquired for value;

11.
other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of (i) $100.0 million and (ii) 5.0% of Total Assets;

12.	[reserved];

13.
the repurchase, redemption retirement, defeasance or other acquisition of any Subordinated Indebtedness required in accordance with provisions applicable thereto similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

14.
direct or indirect loans or advances to the Issuer’s Employee Stock Ownership Plan or guarantee obligations incurred in connection with its purchase or other acquisition of Equity Interests of the Issuer in an aggregate amount not to exceed $10.0 million in any fiscal year or $50.0 million in the aggregate; and

Exhibit 4.6

15.
other Restricted Payments if at the time of and after giving pro forma effect to each such Restricted Payment (including, without limitation, the incurrence of any Indebtedness to finance such Restricted Payment) (x) the Total Leverage Ratio shall not exceed 3.50 to 1.00 and (y) the Issuer could incur at least $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (9), (11), (14) and (15), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (11) or (15) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries are not subject to any of the restrictive covenants set forth in the Indenture.
If the Issuer or any Restricted Subsidiary makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Issuer or such Restricted Subsidiary, would be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustment made in good faith to the Issuer’s financial statements affecting Consolidated Net Income.
In the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including, without limitation, the first paragraph of this “Limitation on Restricted Payments” covenant, the Issuer, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.
As of March 31, 2020, pursuant to the formula set forth in clause (3) of the first paragraph of this covenant, the Issuer would have been able to make approximately $137.0 million in Restricted Payments.
Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock
The Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified

Exhibit 4.6

Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.
The foregoing limitations will not apply to:

1.
the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $500.0 million outstanding at any one time, less (i) any permanent payments actually made by the borrower thereunder following the Issue Date in respect of Indebtedness thereunder with Net Proceeds from an Asset Sale and (ii) the amount of Indebtedness then outstanding under clause (20);

2.	the incurrence by the Issuer and any Guarantor of Indebtedness represented by notes and any related Guarantee issued in respect thereof;

3.	Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2) above);

4.
Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease, construction, installation, repair or improvement of property (real or personal) or equipment (other than software) (including any reasonably related fees or expenses incurred in connection with such purchase, lease, construction, installation, repair or improvement), whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount, including all Indebtedness incurred or Disqualified Stock and Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock and Preferred Stock issued pursuant to this clause (4), not to exceed at any time outstanding the greater of (x) $100.0 million and (y) 5.0% of Total Assets;

5.	Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of lease obligations, workers’ compensation claims, unemployment insurance and other types of social security or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

Exhibit 4.6

6.
Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any Restricted Subsidiary pursuant to such agreements, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

7.
Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

8.
Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the notes of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

9.
shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

10.	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk;

Exhibit 4.6

11.	obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

12.
(a) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $125.0 million; provided that the principal amount of Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor pursuant to this clause (12)(b) does not exceed $50.0 million at any one time outstanding;

13.
the incurrence by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, clause (12)(a), this clause (13) and clauses (14) and (15) below or any Indebtedness, Disqualified Stock or Preferred Stock issued, to so refund, replace or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a)
has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

Exhibit 4.6

(b)
to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded, or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

	(c)	shall not include:

	(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

	(ii)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer, that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

	(iii)	Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;
14.
the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness to the extent the net cash proceeds of such Indebtedness are promptly deposited to defease or to satisfy and discharge the notes as described under the captions “Legal Defeasance and Covenant Defeasance” and “Satisfaction and Discharge”;

15.
Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Guarantor incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Guarantor or merged into the Issuer or a Guarantor in accordance with the terms of the Indenture; provided that after giving pro forma effect to such acquisition or merger, either
(a)    the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or
(b)    the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

16.
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

17.
(a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; or (b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that, in the case of clauses (a) and (b), such guarantee is incurred in accordance with the covenant described below under “—Subsidiary Guarantees”;

Exhibit 4.6

18.	Indebtedness of Foreign Subsidiaries of the Issuer not to exceed at any one time outstanding, together with any other Indebtedness incurred under this clause (18), $200.0 million;

19.
Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

20.
Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

21.	customer deposits and advance payments received from customers for goods and services sold in the ordinary course of business;

22.
Indebtedness owed on a short-term basis of not longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries;

23.
Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms; and

24.
direct or indirect loans or advances to the Issuer’s Employee Stock Ownership Plan or guarantee obligations incurred in connection with its purchase or other acquisition of Equity Interests of the Issuer not to exceed $50.0 million at any time outstanding.

For purposes of determining compliance with this covenant:

1.
in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (24) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Senior Credit Facility on the Issue Date will at all times be deemed to be outstanding in reliance on clause (1) of the preceding paragraph; and

2.	at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Exhibit 4.6

Accrual of interest, the accretion of accreted value, the amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness.
The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the notes or such Guarantor’s Guarantee to the extent in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.
The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.
Liens
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (an “Initial Lien”) (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

Exhibit 4.6

1.	in the case of Liens securing Subordinated Indebtedness, the notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

2.
in all other cases, the notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under the Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (c) Liens securing additional Indebtedness permitted to be incurred pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” provided that, in the case of this clause (c), at the time of the incurrence of such Indebtedness and after giving pro forma effect thereto, the Secured Leverage Ratio shall not exceed 3.50 to 1.00.

Any Lien created for the benefit of the holders of notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon discharge of the Initial Lien.
Merger, Consolidation or Sale of All or Substantially All Assets
The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

Exhibit 4.6

1.
the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership; limited liability company or similar entity organized or existing under the laws of the jurisdiction of organization of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that at any time the Issuer or the Successor Company is not a corporation, a co-obligor of the notes is a corporation organized or existing under such laws;

2.
the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

3.	immediately after such transaction, no Default exists;

4.
immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either (i) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) the Fixed Charge Coverage Ratio for the Issuer (including any Successor Company thereto) and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

5.
each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the notes and the Registration Rights Agreement; and

6.
the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer, as the case may be, under the Indenture, the Guarantees and the notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

1.	any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

2.
the Issuer may merge with an Affiliate of the Issuer solely for the purpose of (x) reincorporating the Issuer in a State of the United States or (y) the creation of a holding company of the Issuer so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby;

Exhibit 4.6

No Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

1.
(a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company or trust or similar entity organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b)
the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

	(c)	immediately after such transaction, no Default exists; and

(d)
the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

2.	the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”
In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.
For purposes of this covenant, so long as at the time of any Minority Business Disposition or any Minority Business Offering the Minority Business Disposition Condition is met, the Minority Business Assets shall not be deemed at any time to constitute all or substantially all of the properties or assets of the Issuer, and any sale, assignment, transfer, lease, conveyance or other disposition of all or any part of the Minority Business Assets (whether directly or indirectly, whether by sale, assignment, transfer, lease, conveyance or other disposition of any such properties or assets, or of any Equity Interest or other interest in any Person holding such properties or assets, or any consolidation or merger, or winding up into, and whether in one or more transactions, or otherwise, including any Minority Business Offering or any Minority Business Disposition) shall not be deemed at any time to constitute a consolidation with or merger with or into or winding up into, or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer to, any Person. For the avoidance of doubt, no inference shall be drawn that assets of a Non-Minority Business is deemed to constitute “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries nor shall any inference be drawn that assets of a Minority Business is deemed to constitute “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries.

Exhibit 4.6

Transactions with Affiliates
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

1.
such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

$25.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

$25.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions do not apply to the following:

1.	transactions between or among the Issuer or any of its Restricted Subsidiaries;

2.	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments constituting “Permitted Investments”;

3.
the payment of reasonable and customary fees, compensation, benefits and incentive arrangements paid or provided to, and indemnities provided on behalf of, officers, directors, employees or consultants of Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, including, without limitation, any such fees, compensation, benefits, arrangements and indemnities approved in good faith by the board of directors (or a committee thereof) of the Issuer;

4.
any agreement as in effect as of the Issue Date, or any amendment or replacement agreement thereto (so long as any such amendment is not materially disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

Exhibit 4.6

5.
the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment or replacement agreement to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (5) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous to the Holders when taken as a whole;

6.	any transaction effected as part of a Qualified Receivables Financing permitted hereunder;

7.
transactions between the Issuer or any of its Restricted Subsidiaries and any Person is an Affiliate of the Issuer solely due to the fact that a director of such Person is also a director of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

8.	any non-recourse pledge of Equity Interests of an Unrestricted Subsidiary to support the Indebtedness of such Unrestricted Subsidiary;

9.	the Transaction and the payment of all fees and expenses related to the Transaction, in each case as disclosed in the offering memorandum for the notes issued on the Issue Date;

10.
transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

11.	the sale or issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

12.
payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Issuer in good faith; and

13.
transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis.

Exhibit 4.6

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

1.
(a) pay dividends or make any other distributions to the Issuer or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b)	pay any Indebtedness owed to the Issuer or any of the Restricted Subsidiaries;
2.	make loans or advances to the Issuer or any of the Restricted Subsidiaries; or

3.	sell, lease or transfer any of its properties or assets to the Issuer or any of the Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:
(a)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Facilities and the related documentation;

(b)	the Indenture and the notes;

(c)
purchase money obligations and capital lease obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d)	applicable law or any applicable rule, regulation or order;

(e)
any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f)
contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, that impose restrictions on the assets to be sold;

(g)
Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness or place any restriction on the Issuer’s or its Restricted Subsidiaries’ use of the assets securing such Secured Indebtedness;

Exhibit 4.6

(h)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)
other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that impose restriction solely on Foreign Subsidiaries party thereto;

(j)	customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;
(k)	customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l)
contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Financing, provided that such restrictions apply only to such Receivables Subsidiary or the receivables that are subject to the Qualified Receivables Financing;

(m)	protective Liens filed in connection with a sale and leaseback transaction permitted under the Indenture;

(n)	restrictions in effect on the Issue Date that are contained in charter documents or shareholder agreements relating to any Restricted Subsidiary of the Issuer;

(o)
any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to the Issuer or any Restricted Subsidiary than those in effect on the Issue Date pursuant to agreements in effect on the Issue Date; and

(p)
any encumbrances or restrictions of the type referred to in clauses (1), (2) and clause (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Exhibit 4.6

Subsidiary Guarantees
If the Issuer or any of its Restricted Subsidiaries organizes, acquires, transfers assets to or otherwise invests in any Domestic Restricted Subsidiary (other than a Domestic Restricted Subsidiary if the Net Book Value of such Domestic Restricted Subsidiary, when taken together with the aggregate Net Book Value of all other Domestic Restricted Subsidiaries that are not Guarantors, as of such date, does not exceed in the aggregate $50.0 million), then such Domestic Restricted Subsidiary shall:

1.
within 30 Business Days execute, and deliver to the Trustee, a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally Guarantee all of the Issuer’s obligations under the notes and the Indenture on the terms set forth in the Indenture; and

2.
deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.
In addition, (i) to the extent that the collective Net Book Value of the Issuer’s non-Guarantor Domestic Restricted Subsidiaries, as of the date of the organization, acquisition, transfer of assets to or investment in a non-Guarantor Domestic Restricted Subsidiary, exceeds $50.0 million, then, within 10 Business Days of such date, the Issuer shall cause one or more of such non-Guarantor Domestic Restricted Subsidiaries to similarly execute a supplemental indenture (and deliver the related Opinions of Counsel) pursuant to which such Domestic Restricted Subsidiary or Domestic Restricted Subsidiaries shall unconditionally Guarantee all of the Issuer’s obligations under the notes and the Indenture, in each case, such that the collective Net Book Value of all remaining non-Guarantor Domestic Restricted Subsidiaries does not exceed $50.0 million and (ii) the Issuer may, at its option, cause any other Subsidiary of the Issuer to Guarantee its obligations under the notes and the Indenture and enter into a supplemental indenture with respect thereto.
Notwithstanding the foregoing, from and after the Issue Date, the Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of pledge, intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness (other than the notes) of the Issuer or any Domestic Restricted Subsidiary of the Issuer, unless, in any such case, such Restricted Subsidiary executes and delivers a supplemental indenture (and the related Opinion of Counsel) to the Indenture providing a Guarantee of the notes by such Restricted Subsidiary; provided that no Restricted Subsidiary shall be required to Guarantee the notes if and to the extent it is prohibited by law from Guaranteeing the notes. The obligations of each Guarantee by a Restricted Subsidiary will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.
Reports and Other Information
Regardless of whether the Issuer remains subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise reports on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and, upon written request,

Exhibit 4.6

Holders of the notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

1.
within the time period specified in the SEC’s rules and regulations, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

2.
within the time period specified in the SEC’s rules and regulations, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and

3.	promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form:
in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the Holders of the notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. The posting of such reports, documents and information to the SEC’s or the Issuer’s website shall constitute delivery of such reports, documents and information to the Trustee and the Holders of the notes, provided, however, that the Trustee shall have no responsibility to determine whether such posting has occurred. To the extent not satisfied by the foregoing, the Issuer has agreed that, for so long as any notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Notwithstanding the foregoing, in the event that any direct or indirect parent of the Issuer is or becomes a Guarantor of the notes, the Issuer may satisfy its obligations under this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Guarantors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.
Suspension of Covenants
Following the first day (the “Suspension Date”) that (a) the notes have an Investment Grade Rating from both Rating Agencies, and (b) no Default has occurred and is continuing, the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized herein under: (i) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; (ii) “—Limitation on Restricted Payments”; (iii) “—Transactions with Affiliates”; (iv) “Asset Sales”; (v) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and (vi) clause (4) under the first paragraph of “Merger, Consolidation or Sale of All or Substantially All Assets” (collectively, the “Suspended Covenants”). If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially less covenant protection.
In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one

Exhibit 4.6

or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to herein as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.
During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under “—Liens” (including, without limitation, Permitted Liens) and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of the “—Liens” covenant and for no other covenant).
After any Reversion Date, (1) with respect to any Restricted Payments made after such Reversion Date, the amount of any Restricted Payments made will be calculated as though the covenant described above under the caption “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Notwithstanding the foregoing, during the Suspension Period the Issuer shall not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries.
There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.
The Company shall notify the Trustee of the commencement or the termination of any Suspension Period. The Trustee shall have no obligation to independently determine or verify if a Suspension Date or Reversion Date has occurred or notify the holders of the occurrence or termination of any Suspension Period. The Trustee may provide a copy of such notice to any holder of notes upon request.
Events of Default and Remedies
The Indenture provides that each of the following is an Event of Default:

1.	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of or premium, if any, on the notes;

2.	default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the notes;

3.
(a) failure by the Issuer or any Guarantor to comply with its obligations under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets,” (b) failure by the Issuer or any Restricted Subsidiary to comply with its obligations under the covenants

Exhibit 4.6

described under “Repurchase at the Option of Holders” (other than a failure to purchase notes that will constitute an Event of Default under clause (1) above and other than a failure to comply with its obligations that would cause a default under clause (a)), or (c) failure by the Issuer or any Restricted Subsidiary to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (a) and (b) above) contained in the Indenture or the notes in the case of clause (b) for 30 days and in the case of clause (c) for 60 days, in each such case after receipt of written notice given to the Issuer by the Trustee or the Holders of not less than 25% in principal amount of the notes;

4.
default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both:

(a)
such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b)
the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $30.0 million or more at any one time outstanding;

5.
failure by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $30.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

6.	certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

7.
the Guarantee of any Significant Subsidiary (or group of Guarantors that taken together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of such Guarantor, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture and such default continues for 10 Business Days.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately.
Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of

Exhibit 4.6

the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.
The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any note held by a non-consenting Holder or a continuing Default in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of all Holders.
Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

1.	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

2.	Holders of at least 25% in principal amount of the total outstanding notes have requested the Trustee to pursue the remedy;

3.	Holders of the notes have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

4.	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

5.	Holders of a majority in principal amount of the total outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.
The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within 60 days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

Exhibit 4.6

No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder, member or limited partner of the Issuer or any Restricted Subsidiary or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.
Legal Defeasance and Covenant Defeasance
The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

1.
the rights of Holders of notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due solely out of the trust created pursuant to the Indenture;

2.
the Issuer’s obligations with respect to notes concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

3.	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

4.	the Legal Defeasance provisions of the Indenture.
In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.
In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

1.
the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such notes and the Issuer must specify whether such notes are being defeased to maturity or to a particular redemption date;

Exhibit 4.6

2.
in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

	(a)	the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)
since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

3.
in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

4.
no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

5.
such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any Credit Facility, or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

6.
the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

7.
the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

8.
the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Exhibit 4.6

Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect as to all notes, when either:

1.
all notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

2.
(a) all notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the notes, cash in U.S. dollars, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and, discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(b)	the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(c)	the Issuer has delivered irrevocable written instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.
Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes, other than notes beneficially owned by the Issuer or its Affiliates, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes.
The Indenture provides that, without the consent of each affected Holder of notes, an amendment or waiver may not, with respect to any notes held by a non-consenting Holder:

Exhibit 4.6

1.	reduce the principal amount of such notes whose Holders must consent to an amendment, supplement or waiver;

2.
reduce the principal of or change the fixed final maturity of any such note or alter or waive the provisions with respect to the redemption of such notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”); provided that the notice period for redemption may be reduced to not less than three (3) Business Days with the consent of the Holders of a majority in principal amount of the notes then outstanding if a notice of redemption has not prior thereto been sent to such Holders;

3.	reduce the rate of or change the time for payment of interest on any note;
4.
waive a Default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

5.	make any note payable in currency other than that stated therein;

6.	make any change in the provisions of the Indenture relating to the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes;

7.	make any change in these amendment and waiver provisions;

8.
impair the right of any Holder to receive payment of principal of, or interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

9.	make any change to or modify the ranking of the notes that would adversely affect the Holders; or

10.	except as expressly permitted by the Indenture, modify the Guarantee of any Significant Subsidiary in any manner adverse to the Holders of the notes.
Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or notes without the consent of any Holder:

Exhibit 4.6

1.	to cure any ambiguity, omission, mistake, defect or inconsistency;

2.	to provide for uncertificated notes of such series in addition to or in place of certificated notes;

3.	to comply with the covenant relating to mergers, consolidations and sales of assets;

4.	to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

5.	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights under the Indenture of any such Holder;

6.	to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

7.	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

8.	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

9.	to provide for the issuance of notes or private notes, which are identical to notes except that they are not freely transferable;

10.	to add a Guarantor or release any Guarantor from its Guarantee if such release is in accordance with the terms of the Indenture;

11.
to conform the text of the Indenture, Guarantees or the notes to any provision of the “Description of Notes” included in the offering memorandum for the original notes to the extent that such provision in such “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or notes, as provided in an Officer’s Certificate; or

12.
to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the notes; provided, however, that (i) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
After an amendment becomes effective, the Issuer will be required to send to each registered holder of the notes at such holder’s address appearing in the register of holders a notice (or, for so long as the notes are held in global form, to notify DTC in accordance with its procedures for notice) briefly

Exhibit 4.6

describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment. Any supplemental indenture for the purpose of adding a Subsidiary Guarantee may be signed by the Issuer, the Subsidiary providing the Subsidiary Guarantee, and the Trustee.
Notices
Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.
Concerning the Trustee
The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs.
Governing Law
The Indenture, the notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.
Certain Definitions
Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.
“Acquired Indebtedness” means, with respect to any specified Person,

1.
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness assumed or incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

2.	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person,

Exhibit 4.6

whether through the ownership of voting securities, by agreement or otherwise. No Person (other than the Issuer or any Subsidiary of the Issuer) in whom a Receivables Subsidiary makes an Investment in connection with a financing of accounts receivable will be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by reason of such Investment.
“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:
(1) 1.0% of the principal amount of such note; and
(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such note at March 1, 2023 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such note through March 1, 2023 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then-outstanding principal amount of such note.
“Asset Sale” means:

1.
the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Issuer or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

2.
the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); in each case, other than:

(a)
any disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out equipment or assets no longer used or useful, in each case, in the ordinary course of business or any disposition of inventory, equipment, accounts receivable or goods (or other assets) held for sale in the ordinary course of business;

(b)
the disposition of all or substantially all of the properties or assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

	(c)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d)
any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $10.0 million;

(e)
any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

Exhibit 4.6

(f)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon);

(g)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h)	foreclosures, condemnations or any similar actions on assets;

(i)
any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions permitted by the Indenture;

(j)	licenses or sub-licenses of intellectual property in the ordinary course of business;

(k)	the creation of any Lien permitted under the Indenture;
(l)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(m)	the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; and

(n)	a disposition of accounts receivable and related assets by a Receivables Subsidiary in a Qualified Receivables Financing.
“Business Day” means each day which is not a Legal Holiday.
“Capital Stock” means:

1.	in the case of a corporation, corporate stock;

2.	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

3.	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

4.	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that any obligations of the Issuer or its Restricted Subsidiaries either existing on the Issue Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of the Issuer as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes under the Indenture (including, without limitation, the calculation of Consolidated Net Income and EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.

Exhibit 4.6

“Cash Equivalents” means:

1.	United States dollars;

2.
(a) euro, or any national currency of any participating member of the EMU; or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

3.
securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

4.	marketable direct EEA Government Obligations with maturities of 12 months or less from the date of acquisition;

5.
certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million;

6.
repurchase obligations for underlying securities of the types described in clauses (3), (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above;

7.	commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

8.
marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within 24 months after the date of creation thereof;

9.
readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition;

10.	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (9) above; and

11.
in the case of any Restricted Subsidiaries organized or having its principal place of business outside of the United States, Investments of comparable tenor and credit quality to those described in the foregoing clauses (3) through (10) customarily utilized in countries in which such Restricted Subsidiary operates.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
“Change of Control” means the occurrence of any of the following:

Exhibit 4.6

1.	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person;

2.
any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), is or becomes, in a single transaction or in a related series of transactions, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Issuer;

3.	the first day on which a majority of the members of the board of directors of the Issuer are not Continuing Directors; or

4.	the adoption by the stockholders of the Issuer of a plan or proposal for the liquidation or dissolution of the Issuer.
For the purpose of this definition, so long as at the time of any Minority Business Disposition or any Minority Business Offering the Minority Business Disposition Condition is met, the Minority Business Assets shall not be deemed at any time to constitute all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, and any sale, lease or transfer of all or any part of the Minority Business Assets (whether directly or indirectly, whether by sale, lease or transfer of any such assets, or of any Equity Interest or other interest in any Person holding such assets, or by merger or consolidation, or any combination thereof, and whether in one or more transactions, or otherwise, including any Minority Business Offering or any Minority Business Disposition) shall not be deemed at any time to constitute a sale, lease or transfer of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole. For the avoidance of doubt, no inference shall be drawn that assets of a Non-Minority Business is deemed to constitute “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries nor shall any inference be drawn that assets of a Minority Business is deemed to constitute “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries.
“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of goodwill and other intangibles, deferred financing fees of such Person and its Restricted Subsidiaries, for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

Exhibit 4.6

1.	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated

Net Income including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees; plus

2.	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

1.	any after-tax effect of extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded,

2.	the cumulative effect of a change in accounting principles during such period shall be excluded,

3.	any after-tax effect of income (loss) attributable to discontinued operations shall be excluded,

4.
any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

5.
the Net Income (but not loss) for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period by such Person and shall be decreased by the amount of any actual net losses that have been funded with cash from the Issuer or a Restricted Subsidiary during such period,

Exhibit 4.6

6.
solely for the purpose of determining the amount available for Restricted Payments under clause 3(a) of the covenant described under “Certain Covenants—Limitation on Restricted Payments,” the Net Income (but not loss) for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

7.
effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

8.	any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

9.	any non-cash gains and losses due solely to fluctuations in currency values in accordance with GAAP shall be excluded,

10.	any fees, charges, costs and expenses incurred in connection with the Transaction shall be excluded,

11.
(a) the amount of any write-off of deferred financing costs or of indebtedness issuance costs and the amount of charges related to any premium paid in connection with repurchasing or refinancing indebtedness shall be excluded and (b) all nonrecurring expenses and charges relating to such repurchase or refinancing of indebtedness or relating to any incurrence of indebtedness, in each case, whether or not such transaction is consummated, shall be excluded,

12.
restructuring charges incurred in connection with the closing and restructuring of certain manufacturing facilities and non-recurring restructuring charges incurred in connection with certain facilities of Clopay, Telephonics and AMES shall be excluded,

13.	any severance or similar one-time compensation charges shall be excluded,

14.
fees, expenses and charges relating to any offering of Equity Interests or Indebtedness of the Issuer or its Restricted Subsidiaries or any acquisition permitted by the Indenture shall be excluded, and

Exhibit 4.6

15.
any non-cash compensation charge or expense, including such charge or expense arising from grants of stock options or restricted stock or other equity incentive programs for the benefit of officers, directors and employees of the Issuer or any Restricted Subsidiary of the Issuer shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any interest payment, distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

1.	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

2.	to advance or supply funds

	(a)	for the purchase or payment of any such primary obligation, or

	(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

3.
to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Issuer who (1) was a member of such board of directors on the date of the Indenture; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facility, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and

Exhibit 4.6

any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings to the extent in excess of the amount permitted under clause (1) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” is otherwise permitted to be incurred under such covenant) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection of such Designated Non-cash Consideration.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable, except to the extent such capital stock is exchanged into Indebtedness at the option of the Issuer thereof and only subject to the terms of any debt instrument to which such Person is a party), or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or the District of Columbia.
“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

1.	increased (without duplication) by:

Exhibit 4.6

(a)
provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Fixed Charges of such Person for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)
any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the notes and the Credit Facilities and (ii) any amendment or other modification of the notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)
the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f)
any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)
any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments,” and have not been relied on for purposes of any incurrence of Indebtedness pursuant to clause (12)(a) of “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; plus

(h)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights;

Exhibit 4.6

2.
decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

3.	increased or decreased by (without duplication):

(a)	any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable,

(b)
any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); plus or minus, as applicable,

(c)	any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.
“EEA Government Obligation” means any direct non-callable obligation of any European Union member for the payment of which obligation the full faith and credit of the respective nation is pledged; provided that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.
“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

1.	public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8; and

2.	issuances to any Subsidiary of the Issuer.
“euro” means the single currency of participating member states of the EMU.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith; provided that if the fair market value is equal to or exceeds $25.0 million, such determination shall be made in good faith by the board of directors of the Issuer.

Exhibit 4.6

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility or other incurrence of Indebtedness for working capital purposes pursuant to working capital facilities unless, in each case, such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable period.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable period.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer and shall comply with Regulation S-X, except that the pro forma calculations may also include reasonably identifiable and factually supportable operating expense reductions for which the steps necessary for realization have been taken or are reasonably expected to be completed within 12 months of the transaction and are set forth in an Officer’s Certificate. For the avoidance of doubt, the actual adjustments described in “Adjusted EBITDA” elsewhere in the offering memorandum for the notes issued on the Issue Date shall be deemed to comply with the standards set forth in the immediately preceding sentence. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

Exhibit 4.6

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

1.	Consolidated Interest Expense of such Person for such period;

2.	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person during such period; and

3.	all cash dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.
“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary other than a Domestic Restricted Subsidiary.
“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.
“Government Securities” means securities that are:

1.	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

2.
obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.
“Guarantor” means each Restricted Subsidiary that Guarantees the notes in accordance with the terms of the Indenture.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

Exhibit 4.6

1.	any interest rate protection agreements including, without limitation, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

2.	any foreign exchange contracts, currency swap agreements or other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates;
3.	any commodity futures contract, commodity option or other similar arrangement or agreement designed to protect such Person against fluctuations in the prices of commodities; and

4.	indemnity agreements and arrangements entered into in connection with the agreements and arrangements described in clauses (1), (2) and (3).
“Holder” means the Person in whose name a note is registered on the registrar’s books.
“Indebtedness” means, with respect to any Person, without duplication:

Exhibit 4.6

1.	any indebtedness (including principal and premium) of such Person, whether or not contingent:

	(a)	in respect of borrowed money;

	(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)
representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

	(d)	representing any Hedging Obligations;

(e)
if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

2.
to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

3.
to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person, provided that if such Indebtedness has not been so assumed the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at the date of determination and (B) the amount of the Indebtedness so secured;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business and obligations under or in respect of Qualified Receivables Financings.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.
“Initial Purchasers” means the initial purchasers listed on the cover of the offering memorandum for the old notes.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, or an equivalent rating by any Successor Rating Agency.

Exhibit 4.6

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

1.
“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a. permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

	(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

	(b)	the portion (proportionate to the Issuer equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and
2.	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.
“Issue Date” means February 19, 2020.
“Issuer” has the meaning set forth in the first paragraph under “General.”
“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.
“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Minority Business” means any business unit of the Issuer that both (i) represents less than 50.0% of the Segment Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available and (ii) has been designated as “Minority Business” pursuant to an Officer’s Certificate of the Issuer delivered to the Trustee.
“Minority Business Assets” means the properties and assets of the Issuer and its Subsidiaries, including Equity Interests of Subsidiaries, that relate to or form part of a Minority Business.
“Minority Business Disposition” means (i) any sale or other disposition of Equity Interests of any Minority Business Subsidiary (whether by issuance or sale of Equity Interests, merger, or otherwise) to one or more Persons (other than the Issuer or a Restricted Subsidiary) in any transaction or series of related transactions following the consummation of which such Minority Business Subsidiary is no longer

Exhibit 4.6

a Restricted Subsidiary of the Issuer (excluding any Minority Business Offering) or (ii) any sale or other disposition of any properties or assets of any Minority Business Subsidiary, including all or substantially all of the properties or assets of any Minority Business Subsidiary, to one or more Persons (other than the Issuer or a Restricted Subsidiary) in any transaction or series of related transactions.
“Minority Business Disposition Condition” means at any date of determination after giving effect to the Minority Business Disposition or Minority Business Offering, either (1) the Issuer could incur at least $1.00 of Indebtedness under the provisions of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (2) the Fixed Charge Coverage Ratio of the Issuer would equal or exceed the Fixed Charge Coverage Ratio of the Issuer immediately prior to giving effect thereto.
“Minority Business Offering” means a public offering of Equity Interests of any Minority Business Subsidiary pursuant to a registration statement filed with the SEC.
“Minority Business Subsidiary” means any of the Issuer’s Subsidiaries and successors in interest thereto to the extent any of such Subsidiaries form part of the relevant Minority Business.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Net Book Value” means, with respect to any Domestic Restricted Subsidiary, the net book value of the total assets of such Restricted Subsidiary determined in accordance with GAAP but excluding book value attributable to (i) an Investment in another Domestic Restricted Subsidiary (A) that is a Guarantor or (B) to the extent the assets of such other Domestic Restricted Subsidiary are otherwise included in the determination of aggregate Net Book Value pursuant to the covenant described under “Certain Covenants—Subsidiary Guarantees”, (ii) an investment in a Foreign Subsidiary, (iii) deferred taxes, (iv) deferred financing costs, (v) intercompany indebtedness and (vi) assets that are no longer used or useful in the business of such Domestic Restricted Subsidiary (as determined by the Issuer in good faith).
“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, net of (1) the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (3) amounts required to be applied to the repayment of principal, premium, if any, and interest on Secured Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction, (4) in the case of any Asset Sale by a Restricted Subsidiary that is not a Guarantor, payments to holders of Equity Interests in such Restricted Subsidiary (other than Equity Interests held by the Issuer or any of its Restricted Subsidiaries) to the extent that such payment is required to permit the distribution of proceeds in respect of the disposed Equity Interests in such Restricted Subsidiary held by the Issuer or any of its Restricted Subsidiaries and (5) any deduction of appropriate amounts to be provided by the Issuer or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (fixed or contingent) associated with such transaction.

Exhibit 4.6

“Non-Minority Business” means any business unit of the Issuer that represents 50.0% or more of the Segment Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately prior to the date of determination thereof.
“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnification obligations in favor of the Trustee and other third parties other than the Holders of the notes.
“Offering Memorandum” means the offering memorandum, dated February 4, 2020, relating to the sale of $850.0 million aggregate principal amount of the Company’s 5.75% Senior Notes due 2028.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, any Assistant Treasurer, the Controller or the Secretary of the Issuer.
“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer that meets the requirements set forth in the Indenture.
“Opinion of Counsel” means a written opinion from legal counsel which is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.
“Pari Passu Indebtedness” means, with respect to the Issuer or any Guarantor, Indebtedness of the Issuer or such Guarantor unless, with respect to any item of Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding or any other agreement governing the terms of such Indebtedness expressly provides that such Indebtedness shall be subordinated in right of payment to any other item of Indebtedness of the Issuer or such Guarantor. Notwithstanding the foregoing, “Pari Passu Indebtedness” shall not include:

(i)
Indebtedness of the Issuer owed to any Restricted Subsidiary of the Issuer or Indebtedness of any such Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary of such Restricted Subsidiary;

(ii)	Indebtedness incurred in violation of the Indenture.
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Replacement Assets or a combination of Replacement Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.
“Permitted Investments” means:

1.	any Investment in the Issuer or any of its Restricted Subsidiaries;

Exhibit 4.6

2.	any Investment in cash and Cash Equivalents;

3.	any Investment by the Issuer or any of its Restricted Subsidiaries in a Person if as a result of such Investment:
	(a)	such Person becomes a Restricted Subsidiary; or

(b)
such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

4.
any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

5.
any Investment existing on the Issue Date, and any extension, modification or renewal of any Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other decreases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

6.
any Investment acquired by the Issuer or any of its Restricted Subsidiaries in compromise of, or in respect of, obligations of, claims against or dispute with, any Person (other than the Issuer or any Restricted Subsidiary or Affiliate), including, but not limited to:

(a)
in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

	(b)	as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
7.		Hedging Obligations permitted under clause (10) of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

8.
Investments made with the net cash proceeds of, or the payment for which consists of, Equity Interests (exclusive of Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, however, in each case, that such cash proceeds or such Equity Interests, as the case may be, will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitation on Restricted Payments”;

Exhibit 4.6

9.	guarantees of Indebtedness permitted under the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

10.
any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2) and (4) of such paragraph);

11.
any Investment by the Issuer or any Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing; provided, however, that any Investment in a Receivables Subsidiary is in the form of a purchase money note, contribution of additional receivables or an Equity Interest;

12.
additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (i) $100.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) and (ii) 5.0% of Total Assets;

13.	loans and advances to, or guarantees of Indebtedness of, officers, directors and employees in an amount not to exceed $5.0 million at any time outstanding;

14.
loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business consistent with past practice;

15.
advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Issuer or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

16.	lease, utility and other similar deposits in the ordinary course of business;

17.	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

18.
Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and

19.
Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (19) on or after the Issue Date, that are at that time outstanding, not to exceed $50.0 million (with the fair market

Exhibit 4.6

value of each Investment being measured at the time made and without giving effect to subsequent changes in value).
“Permitted Liens” means, with respect to any Person:

1.
pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

2.
Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

3.
Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

4.
Liens to secure public or statutory obligations, surety, stay, appeal, indemnity, bid, performance and similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

5.
survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

6.
Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (18) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens incurred pursuant to clause (18) extend only to the assets of Foreign Subsidiaries;

7.	Liens existing on the Issue Date (other than Liens in favor of secured parties under the Senior Credit Facility);

Exhibit 4.6

8.
Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

9.
Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

10.	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

11.	Liens securing Hedging Obligations;

12.
Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

13.
leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

14.
Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

15.	Liens in favor of the Issuer or any Guarantor;

16.	Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

Exhibit 4.6

17.
Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9) and any Lien permitted by clause (c) under “—Liens”; provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or in the case of Indebtedness described under clauses (6), (7), (8) and (9) only, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

18.	deposits made in the ordinary course of business to secure liability to insurance carriers;

19.
other Liens securing obligations incurred which obligations do not exceed at any one time outstanding the greater of (x) $75.0 million and (y) 3.5% of Total Assets of the Issuer and its Restricted Subsidiaries;

20.
Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

21.
Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

22.
Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or any comparable or successor provision) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

23.
Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

Exhibit 4.6

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Qualified Receivables Financing” means any transaction or series of transactions entered into by the Issuer or any of its Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted.
“Rating Agencies” mean Moody’s and S&P; provided that if S&P, Moody’s or any Successor Rating Agency (as defined below) shall cease to be in the business of providing rating services for debt securities generally, the Issuer shall be entitled to replace any such Rating Agency or Successor Rating Agency, as the case may be, which has ceased to be in the business of providing rating services for debt securities generally with a security rating agency which is in the business of providing rating services for debt securities generally and which is nationally recognized in the United States (such rating agency, a “Successor Rating Agency”).
“Receivables Subsidiary” means a Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer or its Restricted Subsidiaries in which the Issuer or any Restricted Subsidiary of the Issuer makes an Investment and to which the Issuer or any Restricted Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)
no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any of its Restricted Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)
with which neither the Issuer nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(c)
to which neither the Issuer nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Exhibit 4.6

Any such designation by the board of directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the board of directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.
“Registration Rights Agreement” means the Registration Rights Agreement with respect to the old notes dated as of the issue date of the old notes among the Issuer, the Guarantors and the Initial Purchasers.
“Replacement Assets” means (a) substantially all the assets of a business, (b) Capital Stock in any Person that results in the Issuer or another of the Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such Person such that it constitutes a Restricted Subsidiary or (c) any other property or assets, in the case of each of clauses (a) through (c), either (i) used or useful in a Similar Business or any other business then conducted or proposed to be conducted by the Issuer or any of its Restricted Subsidiaries or (ii) that replace the business, properties and/or assets that are the subject of such Asset Sale.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”
“S&P” means Standard & Poor’s Ratings Services., and any successor to its rating agency business.
“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.
“SEC” means the U.S. Securities and Exchange Commission.
“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.
“Secured Leverage Ratio” means, as of the date of determination, the ratio of (a) the Secured Indebtedness (i) minus cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date of determination (determined after giving pro forma effect to such incurrence of Indebtedness, and each other incurrence, assumption, guarantee, redemption, retirement and extinguishment of Indebtedness as of such date of determination) and (ii) excluding any letter of credit, except to the extent obligations in respect of drawn letters of credit which have not been reimbursed within three business days and Hedging Obligations, except any unpaid termination payments thereunder to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available. For purposes of determining the “Secured Leverage Ratio,” “EBITDA” shall be subject to the adjustments applicable to “EBITDA” as provided for in the definition of “Fixed Charge Coverage Ratio”.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Segment Adjusted EBITDA” means, with respect to any Person for any period, EBITDA plus unallocated corporate expenses and overhead calculated in a manner consistent with the Issuer’s audited financial statements.

Exhibit 4.6

“Senior Credit Facility” means the Credit Facility under the Third Amended and Restated Credit Agreement, dated as of March 22, 2016, as amended, by and among Griffon Corporation, Bank of America, N.A., as administrative agent, Deutsche Bank Securities Inc. and Wells Fargo Bank, National Association as co-syndication agents, BNP Paribas, Capital One, National Association and Citizens Bank, National Association, as co-documentation agents, and the other lenders party thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.
“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in an accounts receivable securitization transaction.
“Subordinated Indebtedness” means, with respect to the notes or the Guarantee of a Guarantor,
1. any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and
2. any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the notes or the Guarantee of a Guarantor.
“Subsidiary” means, with respect to any Person: (1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries and computed in accordance with GAAP. Total Assets shall be calculated after giving effect to the transaction giving rise to the need to calculate Total Assets.
“Total Leverage Ratio” means, as of the date of determination, the ratio of (a) the Indebtedness (i) minus cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date of

Exhibit 4.6

determination (determined after giving pro forma effect to such Restricted Payment including, without limitation the incurrence of any Indebtedness to finance such Restricted Payment, and each other incurrence, assumption, guarantee, redemption, retirement and extinguishment of Indebtedness as of such date of determination) and (ii) excluding any letter of credit, except to the extent obligations in respect of drawn letters of credit which have not been reimbursed within three business days and Hedging Obligations, except any unpaid termination payments thereunder to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available. For purposes of determining the “Total Leverage Ratio,” “EBITDA” shall be subject to the adjustments applicable to “EBITDA” as provided for in the definition of “Fixed Charge Coverage Ratio”.
“Transaction” means the transactions contemplated by the issuance of the notes on the Issue Date and the amendments to the terms of the Senior Credit Facility as in effect on the Issue Date and the other related transactions consummated in connection with the foregoing on or shortly following the Issue Date.
“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 1, 2023; provided, however, that if the period from the Redemption Date to March 1, 2023, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§77aaa-77bbbb).
“Unrestricted Subsidiary” means:

1.	any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

2.	any Subsidiary of an Unrestricted Subsidiary.
The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

Exhibit 4.6

1.
any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

2.	such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

3.	each of:

(a)	the Subsidiary to be so designated; and
(b)
its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”
Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

1.
the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

2.	the sum of all such payments.
“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.